EXHIBIT 10.6

PHANTOM STOCK AWARD AGREEMENT

This Phantom Stock Award Agreement (the “Agreement”) has been made as of February 19, 2009, (the “Date of Grant”) between Duke Energy Corporation, a Delaware corporation, with its principal offices in Charlotte, North Carolina (the “Corporation”), and                                (the “Grantee”).

RECITALS

Under the Duke Energy Corporation 2006 Long-Term Incentive Plan, as it may, from time to time, be further amended (the “Plan”), the Compensation Committee of the Board of Directors of the Corporation (the “Committee”), or its delegatee, has determined the form of this Agreement and selected the Grantee, as an Employee, to receive the award evidenced by this Agreement (the “Award”) and the Phantom Stock units and tandem Dividend Equivalents that are subject hereto.  The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

AWARD

In accordance with the Plan, the Corporation has made this Award, effective as of the Date of Grant and upon the following terms and conditions:

Section 1.              Number and Nature of Phantom Stock Units and Tandem Dividend Equivalents.  The number of Phantom Stock units and the number of tandem Dividend Equivalents subject to this Award are each                                                     .  Each Phantom Stock unit, upon becoming vested, represents a right to receive payment in the form of one (1) share of Common Stock.  Each tandem Dividend Equivalent represents a right to receive cash payments equivalent to the amount of cash dividends declared and paid on one (1) share of Common Stock after the Date of Grant and before the Dividend Equivalent expires.  Phantom Stock units and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a shareholder of the Corporation by virtue of this Award.

Section 2.              Vesting of Phantom Stock Units.  The specified percentage of the Phantom Stock units subject to this Award, and not previously forfeited, shall vest, with such percentage considered satisfied to the extent such Phantom Stock units have previously vested, as follows:

(a)           Upon Grantee remaining continuously employed by the Corporation, including Subsidiaries, through the specified anniversary of the Date of Grant (each a “Vesting Date”), with respect to the percentage of Phantom Stock units set forth next to such date:

Vesting Percentage	Anniversary

33-1/3%	1st
66-2/3%	2nd
100%	3rd

For purposes of vesting under this Section 2(a), if such employment terminates upon Retirement, which is defined as termination at a time when Grantee has attained age 55 and has at least five years of vesting service under the Duke Energy Retirement Cash Balance Plan or Cinergy Corp. Non-Union Employees’ Pension Plan, or under another retirement plan of the Corporation or Subsidiary which plan the Committee, or the delegatee, in its sole discretion, determines to be the functional equivalent of the Duke Energy Retirement Cash Balance Plan or Cinergy Corp. Non-Union Employees’ Pension Plan, then Grantee’s employment shall be considered to continue, with continued vesting under this Section 2(a), unless the Committee or its delegatee, in its sole discretion, determines that Grantee is in violation of any obligation identified in Section 3, in which case any such Phantom Stock units not previously vested, or vested by application of the following sentence shall be forfeited, or unless the Grantee dies, in which case the Phantom Stock units subject to this Award shall vest in accordance with the following sentences.  If such employment terminates (i) as the result of Grantee’s death or (ii) as the result of Grantee’s permanent and total disability within the meaning of Code Section 22(e)(3), all Phantom Stock units subject to this Award, which units have not previously been forfeited or vested, immediately shall become fully vested.  If such employment terminates (i) as the result of termination of such employment by the Corporation, or employing Subsidiary, other than for cause, as determined by the Committee or its delegatee or (ii) as the direct and sole result, as determined by the Committee or its delegatee, in its sole discretion, of the divestiture of assets, a business or a company, by the Corporation or a Subsidiary, the Phantom Stock units subject to this Award shall vest at such vesting percentage determined by the Committee or its delegatee, in its sole discretion, by prorating from the above schedule to reflect only that portion of the period beginning on the Date of Grant and ending with the third (3rd) anniversary of the Date of Grant during which such employment continued while Grantee was entitled to payment of salary, and any such Phantom Stock units not then or previously vested shall be forfeited.

Unless the Grantee would satisfy the definition of Retirement upon termination of employment (i.e., Grantee is “Retirement-eligible”) on the Date of Grant or could become Retirement-eligible during the vesting period, in the event that at a time when vesting would otherwise occur under this Section 2(a) Grantee is on an employer-approved, personal leave of absence, then, unless prohibited by law, vesting shall be postponed and shall not occur unless and until Grantee returns to active service in accordance with the terms of the approved personal leave of absence and before January 14 of the calendar year immediately following the calendar year in which the leave commenced.  In the event Grantee does not return to active service from such leave of absence prior to January 14 of the calendar year immediately following the calendar year in which the leave commenced, any Phantom Stock units covered by this Award that were not vested as of the commencement of such leave shall be immediately forfeited (as if Grantee terminated employment for purposes of Section 4 hereof).

(b)           100%, if, following the occurrence of a Change in Control and before the second anniversary of such occurrence, such employment is terminated involuntarily, and not for cause, by the Corporation, or employing Subsidiary, as determined by the Committee or its delegatee in its sole discretion.

Section 3.              Violation of Grantee Obligation.  In consideration of the continued vesting opportunity provided under Section 2 following the termination of Grantee’s continuous employment by the Corporation, including Subsidiaries, due to Retirement, Grantee agrees that during the period beginning with such termination of employment and ending with the third anniversary of the Date of Grant (“Restricted Period”), Grantee shall not (i) without the prior written consent of the Corporation, or its delegatee, become employed by, serve as a principal, partner, or member of the board of directors of, or in any similar capacity with, or otherwise provide service to, a competitor, to the detriment of the Corporation or any Subsidiary, (ii) violate any of Grantee’s other noncompetition obligations, or any of Grantee’s nonsolicitation or nondisclosure obligations, to the Corporation or any Subsidiary; or (iii) except as required by subpoena or other legal process (in which event the Grantee will give the Chief Legal Officer of the Corporation prompt notice of such subpoena or other legal process in order to permit the Corporation or any affected individual to seek appropriate protective orders), publish or provide any oral or written statements about the Corporation or any Subsidiary, any of the Corporation’s or any Subsidiary’s current or former officers, executives, directors, employees, agents or representatives or any initiative, program or policy of the Corporation or any Subsidiary relating to any matter whatsoever that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriation of their name or likeness.  The noncompetition obligations of clause (i) of the preceding sentence shall be limited in scope and shall be effective only with respect to competition with the Corporation or any Subsidiary in the businesses of:  production, transmission, distribution, or retail or wholesale marketing or selling of electricity; resale or arranging for the purchase or for the resale, brokering, marketing, or trading of electricity or derivatives thereof; energy management and the provision of energy solutions; development and management of fiber optic communications systems; development and operation of power generation facilities, and sales and marketing of electric power, domestically and abroad; and any other business in which the Corporation, including Subsidiaries, is engaged at the termination of Grantee’s continuous employment by the Corporation, including Subsidiaries; and within the following geographical areas (i) any country in the world where the Corporation, including Subsidiaries, has at least US$25 million in capital deployed as of termination of Grantee’s continuous employment by Corporation, including Subsidiaries; (ii) the continent of North America; (iii) the United States of America and Canada; (iv) the United States of America; (v) the states of North Carolina, South Carolina, Virginia, Georgia, Florida, Texas, California, Massachusetts, Illinois, Michigan, New York, Colorado, Oklahoma and Louisiana; (vi) the states of North Carolina, South Carolina, Texas, Colorado, Ohio, Kentucky, and Indiana; and (vii) any state or states with respect to which was conducted a business of the Corporation, including Subsidiaries, which business constituted a substantial portion of Grantee’s employment.  The Corporation and Grantee intend the above restrictions on competition in geographical areas to be entirely severable and independent, and any invalidity or enforceability of this provision with respect to any one or more of such restrictions, including areas, shall not render this provision unenforceable as applied to any one or more of the other restrictions, including areas.  If any part of this provision is held to be unenforceable because of the duration, scope or area covered, the Corporation and Grantee agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or area, including deletion of specific words and phrases, i.e., “blue penciling”, and in its modified, reduced or blue pencil form, such part shall become enforceable and shall be enforced.  Nothing in Section 3 shall be construed to prohibit Grantee from being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee from providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

Section 4.              Forfeiture.  Any Phantom Stock unit subject to this Award shall be forfeited upon the termination of Grantee’s continuous employment by the Corporation, including Subsidiaries, from the Date of Grant, except to the extent otherwise provided in Section 2.  Any Dividend Equivalent subject to this Award shall expire at the time the unit of Phantom Stock with respect to which the Dividend Equivalent is in tandem (i) is vested and paid, or deferred, or (ii) is forfeited.

Section 5.              Dividend Equivalent Payments.  Payments with respect to any Dividend Equivalent subject to this Award shall be paid in cash to the Grantee within 60 days after the time cash dividends are declared and paid with respect to the Common Stock on or after the Date of Grant and before the Dividend Equivalent expires, but in no event later than the calendar year in which the dividends are declared and paid.  However, should the timing of a particular payment under Section 6 to the Grantee in shares of Common Stock in conjunction with the timing of a particular cash dividend declared and paid on Common Stock be such that the Grantee receives such shares without the right to receive such dividend and the Grantee would not otherwise be entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment.  Dividend Equivalent payments shall be subject to withholding for taxes. Any required income tax withholdings in respect of Dividend Equivalents attributable to Phantom Stock units shall be satisfied by reducing the cash payment in respect of the required withholding amount, unless the Committee, or its delegatee, in its discretion, requires Grantee to satisfy such tax obligation by other payment to the Corporation.

Section 6.              Payment of Phantom Stock Units.  Payment of Phantom Stock units subject to this Award shall be made to the Grantee as soon as practicable following the time such units become vested in accordance with Section 2 but in no event later than 60 days following such vesting, except to the extent deferred by Grantee in accordance with such procedures as the Committee, or its delegatee, may prescribe from time to time or except to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.  To the extent that Grantee would satisfy the definition of Retirement upon termination of employment (i.e., Grantee is “Retirement-eligible”) on the Date of Grant or could become Retirement-eligible during the vesting period, or the Grantee’s right to receive payment of the Phantom Stock units otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, then notwithstanding the first sentence of this Section 6, except in the event that the Grantee’s employment terminates as a result of death, payment of vested Phantom Stock units subject to this Award shall be made to the Grantee in three equal installments, with each installment due within 60 days following the applicable Vesting Date as provided in Section 2(a), except to the extent deferred by Grantee as provided herein.  Payment (or deferrals, as applicable) shall be subject to withholding for taxes.  Payment shall be in the form of one (1) share of Common Stock for each full vested unit of Phantom Stock and any fractional vested unit of Phantom Stock shall be made in a cash amount equal in value to the shares of Common Stock that would otherwise be paid, valued at Fair Market Value on the date the respective Phantom Stock units became vested, or if later, payable.  Notwithstanding the foregoing, the number of shares of Common Stock that would otherwise be paid or deferred (valued at Fair Market Value on the date the respective unit of Phantom Stock became vested, or if later, payable) shall be reduced by the Committee, or its delegatee, in its sole discretion, to fully satisfy tax withholding requirements, unless the Committee, or its delegatee, in its discretion requires Grantee to satisfy such tax obligation by other payment to the Corporation.  In the event that payment, after any such reduction in the number of shares of Common Stock to satisfy withholding for tax requirements, would be less than ten (10) shares of Common Stock, then, if so determined by the Committee, or its delegatee, in its sole discretion, payment, instead of being made in shares of Common Stock, shall be made in a cash amount equal in value to the shares of Common Stock that would otherwise be paid, valued at Fair Market Value on the date the respective Phantom Stock units became vested, or if later, payable.

Section 7.              No Employment Rights.  Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment by the Corporation or any Subsidiary, or affect the right of the Corporation or any Subsidiary to terminate the employment or service of the Grantee at any time for any reason.

Section 8.              Nonalienation.  The Phantom Stock units and Dividend Equivalents subject to this Award are not assignable or transferable by the Grantee.  Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Phantom Stock unit or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Phantom Stock unit or Dividend Equivalent, or upon such right or privilege, such Phantom Stock unit or Dividend Equivalent or right or privilege, shall immediately become null and void.

Section 9.              Determinations.  Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 10.            Governing Law.  The validity and construction of this Agreement shall be governed by the laws of the state of Delaware applicable to transactions taking place entirely within that state.

Section 11.            Conflicts with Plan, Correction of Errors, Section 409A and Grantee’s Consent.  In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling.  In the event that, due to administrative error, this Agreement does not accurately reflect a Phantom Stock Award properly granted to Grantee pursuant to the Plan, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.  It is the intention of the Corporation and the Grantee that this Award not result in unfavorable tax consequences to Grantee under Code Section 409A.  Accordingly, Grantee consents to such amendment of this Agreement as the Corporation may reasonably make in furtherance of such intention, and the Corporation shall promptly provide, or make available to, Grantee a copy of any such amendment.

To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to Grantee under Section 409A of the Code.  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by

Section 409A of the Code).  The Corporation and the Grantee agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Corporation shall not be required to assume any increased economic burden.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have terminated employment with Corporation for purposes of this Agreement and no payments shall be due to him under this Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Grantee’s termination of employment shall instead be paid within 60 days following the first business day after the date that is six months following his termination of employment (or upon his death, if earlier).  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Grantee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.

Section 12.            Compliance with Law.  The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws applicable to the Plan and this Award; provided, however, notwithstanding any other provision of this Award, the Corporation shall not be obligated to deliver any shares of Common Stock pursuant to this Award if the delivery thereof would result in a violation of any such law.

Notwithstanding the foregoing, this Award is subject to cancellation by the Corporation in its sole discretion unless the Grantee, by not later than                        , 2009, has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation and Benefits Department - Phantom Stock [(STO6E)], Duke Energy Corporation, P. O. Box 1007, Charlotte, NC 28201-1007, which, if, and to the extent, permitted by the Executive Compensation and Benefits Department, may be accomplished by electronic means.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and granted in Charlotte, North Carolina, to be effective as of the Date of Grant.

ATTEST:		DUKE ENERGY CORPORATION

By:		By:
	Corporate Secretary	Its:	Chief Executive Officer

Acceptance of Phantom Stock Award

IN WITNESS OF Grantee’s acceptance of this Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this            day of                                           , 2009.

Grantee’s Signature

(print name)

(address)